Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #21-14 International Plaza Singapore, 079903 Tel: 6883 5647 Email: audit@onestop-audit.com Website: www.onestop-audit.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated April 15, 2025 in the Registration Statement on Form S-1, under the Securities Act of 1933, with respect to the consolidated balance sheets of Society Pass Incorporated and subsidiaries (collectively, the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and other comprehensive loss, consolidated statements of shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”).

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Onestop Assurance PAC

Singapore

February 5, 2026